                                                                      EXHIBIT 12



                          CAPSTEAD MORTGAGE CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                          (IN THOUSANDS, EXCEPT RATIOS)
                                   (UNAUDITED)




(a) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (including CMO debt):


                                      NINE MONTHS                         YEAR ENDED DECEMBER 31
                                         ENDED          ---------------------------------------------------------
                                   SEPTEMBER 30, 2000      1999        1998        1997        1996        1995
                                   ------------------   ---------   ---------   ---------   ---------   ---------
Fixed charges                          $ 402,102        $ 502,933   $ 673,233   $ 633,845   $ 598,312   $ 584,137
Preferred stock dividends                 18,367           22,556      22,342      25,457      36,356      39,334
                                       ---------        ---------   ---------   ---------   ---------   ---------
Combined fixed charges and
  preferred stock dividends              420,469          525,489     695,575     659,302     634,668     623,471
Net income (loss)                        (62,815)          57,909    (234,764)    159,926     127,228      77,359
                                       ---------        ---------   ---------   ---------   ---------   ---------
    Total                              $ 357,654        $ 583,398   $ 460,811   $ 819,228   $ 761,896   $ 700,830
                                       =========        =========   =========   =========   =========   =========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                        0.85:1            1.11:1      0.66:1      1.24:1      1.20:1      1.12:1
                                       =========        =========   =========   =========   =========   =========




(b) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (excluding CMO debt):

                                      NINE MONTHS                         YEAR ENDED DECEMBER 31
                                         ENDED          ---------------------------------------------------------
                                   SEPTEMBER 30, 2000      1999        1998        1997        1996        1995
                                   ------------------   ---------   ---------   ---------   ---------   ---------

Fixed charges                          $ 222,266        $ 232,852   $ 332,985   $ 352,348   $ 283,974   $ 223,751
Preferred stock dividends                 18,367           22,556      22,342      25,457      36,356      39,334
                                       ---------        ---------   ---------   ---------   ---------   ---------
Combined fixed charges and
  preferred stock dividends              240,633          255,408     355,327     377,805     320,330     263,085
Net income (loss)                        (62,815)          57,909    (234,764)    159,926     127,228      77,359
                                       ---------        ---------   ---------   ---------   ---------   ---------
    Total                              $ 177,818        $ 313,317   $ 120,563   $ 537,731   $ 447,558   $ 340,444
                                       =========        =========   =========   =========   =========   =========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                         0.74:1           1.23:1      0.34:1      1.42:1      1.40:1      1.29:1
                                       =========        =========   =========   =========   =========   =========